Exhibit 99.1

Aytu BioScience Announces Exclusive Distribution Agreement for COVID-19 IgG/IgM Rapid Test with Singapore-Based Biolidics Limited

ENGLEWOOD, CO / ACCESSWIRE / April 23, 2020 / Aytu BioScience, Inc. (NASDAQ: AYTU) (the “Company”), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs, announced the signing of a definitive agreement (the “Agreement”) with Singapore-based Biolidics, Limited (SGX: 8YY; “Biolidics”) to exclusively distribute Biolidics’ COVID-19 IgG/IgM Rapid Test in the United States.

Under the terms of the Agreement, Aytu will exclusively distribute Biolidics’ COVID-19 IgG/IgM rapid antibody test in the United States. Aytu has committed to purchase 500,000 tests within one business day from the date of signing of the Agreement. As an additional component of Aytu’s exclusivity, the Company has committed to purchase a minimum of 1,250,000 tests within the first three months of the Agreement.

Biolidics’ COVID-19 IgG/IgM Rapid Test has been issued Provisional Authorization for distribution by Singapore’s Health Science’s Authority (HSA), and the product has been authorized for export from Singapore. Biolidics’ COVID-19 IgG/IgM Rapid Test will be supplied from Biolidics’ facility in Singapore.

Aytu will collaborate with Biolidics and lead the U.S. clinical trials processes and plans to complete and obtain U.S. Food and Drug Administration (“FDA”) 510k regulatory filing clearance of the COVID-19 IgG/IgM rapid test kits.

Josh Disbrow, Chief Executive Officer of Aytu BioScience, commented, “We are pleased to be partnering with Biolidics in distributing this COVID-19 rapid test in the U.S. With the continued call in the United States for increased COVID-19 testing, we are entering this distribution Agreement at an excellent time. We have experienced significant demand for our current COVID-19 rapid test, so adding this test to our product offering will enable us to better meet the high demand in the U.S. We look forward to a productive working relationship with Biolidics and thank them for their confidence in allowing Aytu to take this product to market in the United States.”

Incorporated in 2009 and listed on the Singapore Stock Exchange, Biolidics Limited is a Singapore-based precision medicine medical technology company with a focus in developing a portfolio of innovative diagnostic solutions to lower healthcare costs and improve clinical outcomes.

About Aytu BioScience, Inc.

Aytu BioScience, Inc. is a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. The Company currently markets a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. The pediatric portfolio includes (i) AcipHex® Sprinkle™, a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor; (ii) Cefaclor, a second-generation cephalosporin antibiotic suspension; (iii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iv) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various for infants and children with fluoride deficiency. Aytu recently acquired U.S. distribution rights to two COVID-19 IgG/IgM rapid tests. These coronavirus tests are solid phase immunochromatographic assays used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma.

Aytu recently acquired Innovus Pharmaceuticals, a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men's and women's health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men's health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the Company's proprietary Beyond Human® marketing and sales platform.

Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com and visit innovuspharma.com to learn about the Company's consumer healthcare products.

Contact for Media and Investors:

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Contact for COVID-19 IgG/IgM Rapid Test and Healight-Related Inquiries:

COVID-19@aytubio.com